UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 19, 2013

S.Y. BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	1-13661	61-1137529
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky, 40206
(Address of principal executive offices)

(502) 582-2571
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 19, 2013, the Board of Directors of S.Y. Bancorp, Inc. approved an amendment (the "Amendment") to the terms of restricted stock unit ("RSU") grants made by the Compensation Committee of the Board of Directors in February 2012 to employees of the Company and the Company's affiliates (the "Original Awards").

The Original Awards were made to the chief executive officer and seven other executives of the Company's subsidiary, Stock Yards Bank & Trust Company, giving them the right to receive up to 37,780 shares of stock in the aggregate, if certain performance is achieved in the period from January 1, 2012 through December 31, 2014 (the "Performance Period").  How many shares will be vested and issued under the RSUs is based on the Company's cumulative earnings per share (EPS) growth, and the extent to which the Bank's return on average assets compares in a percentile ranking to peer banks over that Performance Period.

The Amendment was recommended to the Board by the Compensation Committee because the Company has entered into a merger agreement with another financial institution, and expects to incur costs in connection with that transaction which were not contemplated when the EPS Annual Growth targets were established in the Original Awards.  The Compensation Committee determined that it would be inconsistent with its compensation philosophy to reduce the vested portion of equity awards based on costs incurred in connection with a transaction, where the transaction's benefit to the Company's shareholders will not be fully realized before the end of the Performance Period.

The Amendment changes the definition of EPS to exclude any acquisition costs and restructuring adjustments made to EPS as a result of a business combination that occurs during the Performance Period.

The foregoing description of the RSU grant agreement amendment is qualified in its entirety to the full text of the form of amendment and the 2012 grant agreement which it amends, which are attached as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

D.	Exhibits

10.1 Form of S.Y. Bancorp, Inc. Restricted Stock Unit Grant Agreement 2012 and Amendment thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 20, 2013	S.Y. BANCORP, INC.

	By:	/s/ Nancy B. Davis
Nancy B. Davis, Executive Vice President,
Treasurer and Chief Financial Officer